UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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UCBH Holdings, Inc.

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555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
April 21, 2008
Dear Fellow Stockholders:
     You are cordially invited to attend the Annual Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (“UCBH,” the “Company,” “we,” or “our”), which will be held on Thursday, May 22, 2008, at 10:00 a.m. Pacific time at the Pacific Heritage Museum, 608 Commercial Street, San Francisco, California.
     At the Meeting, the stockholders will consider and act upon the election of three directors, a proposal to amend the Company’s Certificate of Incorporation to declassify the Board of Directors, and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Furthermore, we will report on the performance of the Company. Members of our Board of Directors and management, as well as representatives of KPMG LLP, will be present at the Meeting to respond to any questions you may have regarding the business to be transacted. Attached is the Notice of the Meeting and the Proxy Statement describing the formal business to be transacted at the Meeting.
     For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” the nominees for directors specified under Proposal 1 and “FOR” the ratification of the Board of Directors appointment of KPMG LLP as the Company’s independent registered public accounting firm, as specified under Proposal 3. The Board of Directors makes no recommendation to stockholders as to how to vote on Proposal 2, which is a proposal to amend the Company’s Certificate of Incorporation to declassify the Board.
     Whether or not you expect to attend, please sign and return the enclosed proxy card promptly. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the shares of Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.
     On behalf of the Board of Directors and all of the employees of UCBH, we thank you for your continued interest and support. We look forward to seeing you at the Meeting.
Sincerely,
/s/ Thomas S. Wu
Thomas S. Wu
Chairman of the Board
President and Chief Executive Officer

555 Montgomery Street
San Francisco, California 94111
(415) 315-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2008

     NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (the “Company”) will be held on May 22, 2008, at 10:00 a.m. Pacific time at the Pacific Heritage Museum, 608 Commercial Street, San Francisco, California, for the following purposes:
1.	To elect three Class I directors to serve until the 2011 Annual Meeting of Stockholders;

2.	To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to declassify the Board of Directors;

3.	To ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	Such other matters as may properly come before the Meeting.
     Stockholders owning UCBH Holdings, Inc. shares at the close of business on March 31, 2008, are entitled to attend and vote at the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A complete list of stockholders entitled to vote at the Meeting will be available at the executive offices of UCBH Holdings, Inc., 555 Montgomery Street, San Francisco, California 94111, for a period of ten days prior to the Meeting and will also be available at the Meeting itself.
By Order of the Board of Directors,
/s/ Eileen Romero
Eileen Romero
Corporate Secretary
San Francisco, California
April 21, 2008

PROPOSAL 1. ELECTION OF DIRECTORS
COMPENSATION DISCUSSION & ANALYSIS
PROPOSAL 2. PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS
PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT AUDITOR FEES
ADDITIONAL INFORMATION
EXHIBIT A CHARTER OF THE AUDIT COMMITTEE
EXHIBIT B PROPOSED AMENDMENT TO SECTION SIXTH OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UCBH HOLDINGS, INC.

IMPORTANT NOTICE
INTERNET AVAILABILITY OF PROXY MATERIALS
     Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2007 Annual Report to Stockholders are available at our web site at http://www.ucbh.com. Additionally, and in accordance with new SEC rules, you may access our proxy statement at http://bnymellon.mobular.net/bnymellon/ucbh, where the Company cannot identify visitors to the site.
REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
     The Securities and Exchange Commission now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In cases where companies send a single set of annual disclosure documents, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Stock held through such brokerage firms. If your family has multiple accounts holding Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Company’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

Solicitation and Voting of Proxies
     This Proxy Statement is being furnished to stockholders of UCBH Holdings, Inc. (“UCBH,” the “Company,” “we,” “us,” or “our”) in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”), to be held on May 22, 2008, at 10:00 a.m. Pacific time at the Pacific Heritage Museum, 608 Commercial Street, San Francisco, California, and at any adjournments thereof.
     Stockholders of record at the close of business on March 31, 2008 (the “Record Date”) will be entitled to vote at the Meeting. As of such date, the Company had issued and outstanding 110,436,042 shares of common stock, $0.01 par value (“Common Stock”). Each such share entitles its owner to one vote on all matters to be voted on at the Meeting, except as described below. There is no cumulative voting for the election of directors. At least 55,218,022 shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum.
     The 2007 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 2007, accompanies this Proxy Statement, which is first being mailed to recordholders on or about April 21, 2008.
Voting Securities
     The securities which may be voted at the Meeting consist of shares of Common Stock with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below. There is no cumulative voting for the election of directors.
     The close of business on March 31, 2008 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders of record entitled to notice of and to vote at the Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 110,436,042 shares.
     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.
     As for the election of directors set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the election of the nominees for director proposed by the Board of Directors. Under our bylaws, the election of a director requires a majority of votes cast in uncontested elections.

Majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. If a nominee who already serves as a director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.
     As for the proposal to amend to the Company’s Certificate of Incorporation as set forth in Proposal 2 and the ratification of the Board of Directors’ appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008, as set forth in Proposal 3, a stockholder may, by checking the appropriate box: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on such proposal.
     Under Delaware law and the Company’s Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the shares of the capital stock of the Company outstanding as of the Record Date entitled to vote generally in the election of Directors, voting together as a single class, is required to constitute stockholder approval and ratification of Proposal 2. Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the votes present at the Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of Proposal 3.
     If you sign and return the proxy card, but do not indicate on the proxy card how you wish to vote, your shares will be voted (i) in accordance with the recommendations of the Board for Proposals 1 and 3 (“FOR” all of the nominees to the Board and “FOR” the ratification of the Company’s independent registered public accounting firm) and (ii) “AGAINST” for Proposal 2. Shares as to which the “ABSTAIN” box has been selected will be counted as present at the Meeting for purposes of determining the presence of a quorum and will be counted as voting on (but not “FOR” or "AGAINST”) that issue. Any broker non-vote also will be counted as present at the Meeting for purposes of determining the presence of a quorum, but will not be counted as voted.
     Solicited proxies will be returned to our transfer agent, BNY Mellon Shareowner Services, and will be tabulated by the inspector(s) of election designated by the Board of Directors, who will not be employed by, or be a director of, UCBH or any of its affiliates. After the final adjournment of the Meeting, the proxies will be returned to us for safekeeping.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL 1.
ELECTION OF DIRECTORS
     Our Board of Directors currently has nine (9) members, with no vacancies, and is divided into three classes of equal size. Each member of the Board of Directors of the Company also serves as a member of the Board of Directors of United Commercial Bank (the “Bank”), our wholly-owned subsidiary. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Directors serve until their successors are elected and qualified.
     At this year’s Meeting, the term of our Class I directors will expire. The three nominees proposed for election as Class I directors at the Meeting are Li-Lin Ko, Richard Li-Chung Wang, and Dennis Wu. All nominees were recommended by the Nominating Committee to the Board of Directors. The Board has determined that each of the nominees standing for election, other than Mr. Dennis Wu, is independent (as defined in Rule 4200(a)(15) of the NASDAQ listing standards). No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
     All nominees have consented to being named in this Proxy Statement and to serve if elected. In the event that any such nominee is unable to serve, or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE
ELECTION OF LI-LIN KO, RICHARD LI-CHUNG WANG AND DENNIS WU
AS DIRECTORS OF UCBH HOLDINGS, INC.

Information with Respect to the Nominees, Continuing Directors, Retiring Director and Certain Executive Officers of the Company
     The following table sets forth, as of the Record Date, the name of each nominee and continuing director of the Company, such person’s age and position with the Company and, with respect to each nominee and continuing director, the year in which such person became a director and the year in which such person’s term (or in the case of a nominee, his/her proposed term) as director of the Company expires.

			Director	Term
Nominees for Directors	Title(1)	Age	Since(2)	to Expire
Li-Lin Ko	Director	58	2000	2011
Richard Li-Chung Wang	Director	63	2005	2011
Dennis Wu	Director	66	2005	2011

			Director		Term
Continuing Directors	Title(1)	Age	Since(2)		to Expire
Pin Pin Chau	Director	68	2007		2010
Joseph J. Jou	Lead Director	61	2003		2009
James Kwok	Director	56	2005		2009
David S. Ng	Director	59	2006		2009
Dr. Godwin Wong	Director	58	1998	*	2010
Thomas S. Wu	Chairman of the Board of Directors,	49	1998	**	2010
	President and Chief Executive Officer

Footnotes:

*	Dr. Godwin Wong has served as a director of the Bank since 1994.

**	Mr. Thomas S. Wu also served as a director of the Bank from 1995 to 1996.

(1)	Titles are for both the Company and the Bank unless otherwise indicated.

(2)	The date given includes years during which the director served on the Board of USB Holdings, Inc., the predecessor to UCBH Holdings, Inc.
     The nominees for directors and the continuing directors have provided the following information about themselves.
Nominees for Directors:
     Ms. Li-Lin Ko was appointed as a director of the Company and the Bank on January 12, 2000. She is a Certified Public Accountant and a licensed California Real Estate Broker. Prior to her retirement as a Finance Executive, Ms. Ko held the position of Executive Vice President — Finance at Pacific Shore Funding in Lake Forest, California from 1999 to 2003, and as a Chief Financial Officer previously at several financial institutions, including Plaza Home Mortgage Corporation (a publicly traded savings and loan holding company). Ms. Ko holds a Bachelor’s degree in Accounting from California State University, Fullerton. She was formerly with Arthur Young & Company (now Ernst & Young).
     Mr. Richard Li-Chung Wang has been an Executive Director of Johnson Electric Holdings Limited since 1992. Johnson Electric, a company listed on The Stock Exchange of Hong Kong Limited since 1984 and included in the Hang Seng Index as a constituent stock, is a global leader in the manufacturing of motors and motion-related products for automotive, commercial, and industrial markets. Mr. Wang first joined Johnson Electric in 1970 and thereafter helped establish the Johnson Motor business as an internationally recognized brand. Today, Johnson Electric employs approximately 38,000 people in 20 countries. Mr. Wang holds a B.S. and an M.S. in Electrical Engineering from the University of California, Berkeley. Mr. Wang has served a director of the Company and the Bank since May 19, 2005.
     Mr. Dennis Wu retired as Executive Vice President and Chief Financial Officer of the Company and the Bank effective March 3, 2008, and currently coordinates special projects for the Company. Mr. Wu has returned to his consulting practice advising senior executives of companies doing business in Greater China as well as Chinese businesses seeking to penetrate the U.S. market. Previously, Mr. Wu was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank on June 9, 2005, and was elected as a director of the Company and the Bank on May 19, 2005. Prior to that, Mr. Wu retired after a 37-year career at Deloitte & Touche LLP, where he served as National Managing Partner for the firm’s Chinese Services Group since June 2000. A partner at Deloitte from 1979 to 2005, Mr. Wu initiated and grew the Chinese Services Group into a seamless entity within Deloitte’s global structure. The Chinese Services Group advises U.S. companies doing business in China, as well as Chinese businesses seeking to penetrate the U.S. market. Previously at Deloitte, Mr. Wu served as partner-in-charge of the firm’s Enterprise Group in Northern California, which includes its banking, savings and loans, securities brokerage, insurance, real estate, healthcare, and not-for-profit clients.
Continuing Directors:
     Ms. Pin Pin Chau was elected director of the Company and the Bank on May 17, 2007. Ms. Chau previously served as the President and Chief Executive Officer of The Summit National Bank from February 1993 until it was acquired by the Company in 2006. Before joining The Summit National Bank in 1993, Ms. Chau was President and Chief Executive Officer of United Orient Bank in New York. Ms. Chau has served on numerous public and educational boards, including gubernatorial appointments to economic and finance boards for the State of Georgia. Ms. Chau currently serves on the board of directors of Coe College. She graduated magna cum laude, Phi Beta Kappa, and Phi Kappa Phi from Coe College in Cedar Rapids, Iowa. Ms. Chau received her M.A. degree from Yale University and is a graduate of Stonier Graduate School of Banking.
     Mr. Joseph J. Jou was appointed as a director of the Company and the Bank on July 16, 2003. Mr. Jou formerly served as Vice Chairman of First Continental Bank, which was acquired by the Company on July 11, 2003. He currently serves as the Chief Executive Officer of Pacifico Insurance Agency, which he founded in 1983. Mr. Jou attended Feng Chia University in Taichung, Taiwan, and has a B.S. in International Trade. He has studied business administration at the graduate school of Morehead State University in Kentucky. Mr. Jou is also certified in commercial insurance from the Commercial Union Assurance in Boston, Massachusetts and has studied commercial banking at California State University, Fullerton.
     Mr. James Kwok was appointed as a director of the Company and the Bank on July 20, 2005. Mr. Kwok also serves as a director of Southeast Asia Properties and Finance Limited, based in Hong Kong. Prior to 2006, Mr. Kwok served as the Executive Director of International Sources, a premier global trading group managing the supply chain for high-volume and time-sensitive consumer goods. During his 19-year career with International Sources, he held primary responsibilities in marketing, sourcing and financing activities. Since 2006, Mr. Kwok has been retired. Mr. Kwok holds a B.A. degree from Occidental College and an M.B.A. degree from the Wharton School of the University of Pennsylvania.
     Mr. David S. Ng was elected director of the Company and the Bank on May 18, 2006. He has over 22 years of experience in investment management and residential development. Since 2001, Mr. Ng has been the President and Managing Member of Greenwood Equities Group, LLC and manages and directs investments in stocks, bonds, options, mutual funds, derivatives, private equity placements, and venture capital offerings. Since 1992, Mr. Ng has served as the President of Golden Gateway Associates, a real estate property investment firm. Mr. Ng also served as President and Managing Member of Wolf Development Co., LLC, a residential development firm, from 1999 to 2006. Additionally, from 1975 to 1981, Mr. Ng served as an Associate and Assistant Professor of Accounting at the Stanford University Graduate School of Business. Mr. Ng holds an A.B. in Mathematics, a B.S. in Economics, and an M.B.A. and a Ph.D. in Business Administration from the University of California, Berkeley. He is also a California-licensed general building contractor.

     Dr. Godwin Wong has been a director of the Bank since 1994 and of the Company since 1998. He has served on the boards of directors of several California banks and corporations. He currently serves as a director of MedioStream, Inc. and ecSolution Corporation Limited. With a doctorate from Harvard, he has been on the faculty of the Haas School of Business at the University of California, Berkeley for 23 years and has lectured/conducted business executive training in 20 countries, in the areas of strategic planning, entrepreneurship, information management and venture capital. Dr. Wong has also held a California Real Estate Broker’s License for two decades.
     Mr. Thomas S. Wu was appointed Chairman, President, and Chief Executive Officer of the Company and the Bank on October 10, 2001. Prior to this appointment, he served as President and Chief Executive Officer of the Bank effective January 1, 1998. Prior to that appointment, Mr. Wu served as the Executive Vice President and Director of the Bank since September 25, 1997. Mr. Wu was elected President and Chief Executive Officer of the Company effective March 26, 1998, and as a director of the Company on April 17, 1998. Previously, Mr. Wu was the Director of Customer Care for Pacific Link Communications Limited in Hong Kong, where he was responsible for formulating and implementing customer care, customer retention, and customer communications strategies. Mr. Wu served as a director of the Bank from 1995-1996 and was a Senior Vice President, Head of Retail Banking of the Bank from 1992-1996, when, in addition to heading up the retail banking division, he directed the marketing, public relations, loan originations, branch administration and operations control functions. Mr. Wu also served as Vice President, Regional Manager, of the Bank’s Southern California Retail Banking Division from 1991-1992.
     No director, nominee, or executive officer of the Company or the Bank is related to any other director, nominee, or executive officer by blood, marriage or adoption.
CORPORATE GOVERNANCE
Code of Conduct
     Our Board of Directors and senior management are committed to high corporate governance standards. Good corporate governance is vital to our continued success. The Company and the Bank have adopted a Code of Conduct that applies to the employees, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and directors of the Company and the Bank. The Code of Conduct is posted on the Company’s website at http://www.ucbh.com and can also be obtained free of charge by sending a written request to the Company’s Corporate Secretary at 555 Montgomery Street, San Francisco, CA 94111. Any changes or waivers to the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the Company’s website.
     The Board annually reviews and updates our corporate governance policies and the charters of the Board committees in response to evolving “best practices” and reviews the results of annual Board and committee evaluations.
Board Independence
     Our Board of Directors has determined that each of our directors is an “independent director” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards, other than Mr. Thomas S. Wu and Mr. Dennis Wu. Each of our Audit, Credit, Nominating, and

Compensation Committees is composed only of independent directors. Messrs. Thomas Wu and Dennis Wu are not independent because of their positions at the Company as President and Chief Executive Officer, and as the former Chief Financial Officer, respectively.
Lead Director
     During 2007, Mr. Joseph Jou served as the Lead Director of the Board of Directors of the Company. On October 25, 2007, our Board of Directors re-elected Mr. Joseph Jou as Lead Director for another term of one (1) year, effective January 1, 2008, subject to rotation or as otherwise determined by the Board. The Lead Director’s responsibilities are to convene and chair executive sessions of the independent directors, provide feedback to the Chairman/Chief Executive Officer on executive sessions, and serve as an interim Chairman in the event that the existing Chairman becomes incapacitated. The Lead Director receives an annual retainer of $6,000 (in addition to other director compensation) for his service as Lead Director.
Communication with the Board of Directors
     Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 555 Montgomery Street, San Francisco, California 94111.
BOARD MEETINGS AND COMMITTEES
     The Board of Directors met ten times (five regular meetings and five special meetings) during the fiscal year ended December 31, 2007. During 2007, all members of the Board attended the Board meetings except in one instance where one member was absent. Directors are encouraged to attend annual meetings of the Company’s stockholders. All nine of the then current directors attended the last annual meeting of stockholders.
     The members of the Company’s Board of Directors also comprise the Bank’s Board of Directors. The Bank’s Board of Directors has the same committees as the Company’s with the same members as the Company’s committees.
     Board Structure and Committee Composition. As of the date of this Proxy Statement, the Board has nine directors and the following five standing committees: (1) Audit, (2) Compensation, (3) Credit, (4) Investment, and (5) Nominating. The membership of each of the committees during the fiscal year ended December 31, 2007, and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://www.ucbh.com.
     Executive Sessions of the Board of Directors. UCBH’s non-employee, independent directors meet regularly in executive session without the Chairman and Chief Executive Officer, the Chief Financial Officer, or any other member of management. In the fiscal year ended December 31, 2007, there were five executive sessions, chaired by the Lead Director.

Name of Director	Audit		Compensation		Credit		Investment		Nominating
Non-Employee Directors:
Anthony Y. Chan (1)					(X	)			(X*	)
Pin Pin Chau (2)	X						X
Joseph J. Jou (3)	(X	)	X	*	X				X
Li-Lin Ko	X	*					X
James Kwok					X				X
David S. Ng	X						X	*
Richard Li-Chung Wang (4)			X						X	*
Dr. Godwin Wong			X		X	*
Employee Directors:
Dennis Wu							X
Thomas S. Wu
Number of Meetings in Fiscal 2007	16		5		9		6		4

X	=	Committee member; * = Chair; (X) = Former Committee member; (X*) Former Chair

(1)		Mr. Chan’s last meeting as a member of the Credit Committee was April 26, 2007, and Mr. Chan’s last meeting as Chair of the Nominating Committee was April 25, 2007. Mr. Chan retired as a member of the Board on May 17, 2007, when his term expired.

(2)		Ms. Chau’s first meeting as a member of the Audit Committee was July 25, 2007, and Ms. Chau’s first meeting as a member of the Investment Committee was July 25, 2007. Ms. Chau was elected as a director of the Company and the Bank on May 17, 2007.

(3)		Mr. Jou’s last meeting as a member of the Audit Committee was May 17, 2007. Mr. Jou’s first meeting as a member of the Credit Committee was July 25, 2007, and Mr. Jou’s first meeting as a member of the Nominating Committee was October 24, 2007.

(4)		Mr. Wang’s first meeting as Chair of the Nominating Committee was July 25, 2007.
     Audit Committee of the Board of Directors. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Company and the Bank and the results of the annual audit, and is responsible for ensuring that the Company’s and the Bank’s activities are conducted in accordance with applicable laws and regulations, including those pertaining to compliance, as they relate to accounting, auditing, and financial reporting. The Audit Committee met sixteen times during the fiscal year ended December 31, 2007. The Board of Directors has determined that Ms. Li-Lin Ko is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. In July 2007, the Board adopted a revised written charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement and is also available on our website at http://www.ucbh.com. The report of the Audit Committee is set forth below.

     Compensation Committee of the Board of Directors. The Compensation Committee reviews and recommends to the Board of Directors compensation for the Chief Executive Officer and the Executive Vice Presidents of the Company and the Bank, and the adoption, amendment and implementation of compensation and other benefit plans, including stock option plans, for the directors, corporate officers, and senior executives of the Company and the Bank. The Compensation Committee met five times during the fiscal year ended December 31, 2007. The Compensation Committee annually reviews its charter and in October 2007, adopted a revised written charter, a copy of which is available on our website at http://www.ucbh.com. The report of the Compensation Committee is set forth below.
     Credit Committee of the Board of Directors. The Credit Committee is responsible for approving credit policies, monitoring the overall credit risk profile for the Company and the Bank and monitoring the allowance for loan losses. The Credit Committee met nine times during the fiscal year ended December 31, 2007. The charter of the Credit Committee is available through the Company’s website at http://www.ucbh.com.
     Investment Committee of the Board of Directors. The Investment Committee is responsible for the asset and liability management, investment strategies and activities related to interest rate and liquidity risks. The Committee assists the Board in establishing and maintaining appropriate regulatory capital ratios and approves the Asset/Liability Policy developed by the Company and the Bank in accordance with applicable laws and regulations and Board-approved overall strategies. The Investment Committee met six times during the fiscal year ended December 31, 2007. The charter of the Investment Committee is available through the Company’s website at http://www.ucbh.com.
     Nominating Committee of the Board of Directors. The Nominating Committee identifies, recruits, interviews, evaluates and nominates individuals for election as directors of the Company. The Nominating Committee met four times during the fiscal year ended December 31, 2007. The charter of the Nominating Committee is available through the Company’s website at http://www.ucbh.com.
     The Nominating Committee utilizes a number of methods for identifying and evaluating candidates for director. The Nominating Committee, on a periodic basis, assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee may consult with current Board members, professional search firms, stockholders or other parties, to identify various potential candidates for director. These candidates are evaluated at regular or special meetings of the Nominating Committee and may be considered at any point during the year.
     The director nomination process is designed to ensure that the Company’s Board of Directors includes members with backgrounds, skills and experience, including relevant financial and other expertise, appropriate to the Company’s business taking into account the current Board members and the specific needs of the Company. While the Nominating Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors, the Nominating Committee seeks individuals who have displayed high ethical standards, integrity and sound business judgment as well as relevant business or finance experience. Candidates for nomination are considered without regard to the source of their nomination. The charter of the Nominating Committee is available through the Company’s website at http://www.ucbh.com.

     The Nominating Committee will consider recommendations for director nominees that are submitted by stockholders in writing in accordance with the requirements set forth in Article III, Section 15 of the Company’s bylaws. The procedure set forth in the Company’s bylaws provides that a notice relating to the recommendation must be timely given in writing to the Secretary of the Company prior to the annual meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described in the Stockholder Proposals section below. Such notice must be accompanied by the recommended nominee’s written consent, contain information relating to the business experience and background of such nominee and contain information with respect to the recommending stockholder and persons acting in concert with the recommending stockholder. The Nominating Committee makes recommendations to the Board of Directors with respect to such nominees and works with the Board to insure that qualified nominees are given appropriate consideration without regard to the source of the nominations. The Board of Directors retains sole and complete discretion as to the individuals to be nominated by the Board.
     The Nominating Committee has not received any recommendations for director nominees from any of the Company’s stockholders in connection with the Meeting. There were no fees paid to any third party to identify or to evaluate the director nominees for this Meeting.
     In furtherance of good corporate governance principles and to improve the performance of the Board, all members of the Board participate annually in a Board Performance Evaluation using the Board Self-Assessment Questionnaire developed by the Nominating Committee.
Report of the Audit Committee
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
     In discharging its oversight responsibility for the audit process, each year the Audit Committee obtains from its independent auditors a formal written statement describing their relationships with the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discusses with the auditors any relationships that may impact their objectivity and independence, and satisfies itself on the auditors’ independence.
     The Audit Committee reviews with the Company’s independent auditors the overall scope and plans for their audit and the results of internal audit examinations. The Audit Committee also reviews the overall scope and plans for the audit conducted by the Internal Audit Department, as well as the results of their examinations. The Audit Committee discusses with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting process.
     On an annual basis, the Audit Committee discusses and reviews with its independent auditors communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee annually discusses and reviews the results of the independent auditors’ examination of the consolidated financial statements. In addition, the

Audit Committee considers the compatibility of nonauditing services provided to the Company and the Bank with the auditors’ independence in performing their auditing functions.
     The Audit Committee reviews and discusses interim financial information contained in quarterly reports and earnings announcements with management and independent auditors prior to public release. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.
     Based on the above mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommends to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommends the ratification of the appointment, subject to stockholder approval, of the independent auditors, and the Board of Directors has approved such recommendation. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.
AUDIT COMMITTEE
Li-Lin Ko, Chairman
Pin Pin Chau
David S. Ng

Compensation Discussion & Analysis
     The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.
Compensation Philosophy
     With respect to executive compensation, the primary objectives of the Compensation Committee of our Board of Directors are to attract and retain the best qualified executive talent, to tie annual and long-term cash and stock incentives to achievement of corporate and individual performance goals, and to align executives’ incentives with the creation of stockholder value. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to our financial performance (such as return on equity) and to key strategic goals. Overall, the Compensation Committee aims to create an executive compensation program that is competitive with the executive compensation programs of comparable financial institutions generally located in the areas that we serve, while taking into account our relative performance and the achievement of our own strategic goals.
     For fiscal year 2007, the Compensation Committee retained Watson Wyatt & Company, a leading national executive compensation consulting firm, as its independent advisor with instructions to conduct an annual benchmark review of the compensation level of our executive officers and to review the mix of elements used to compensate our executive officers. We benchmark our executive compensation against the median compensation paid by other publicly traded commercial banks and financial services companies that have similar asset size and market capitalization (collectively, the “Compensation Peer Group”). Based on an evaluation of the experience and responsibilities of the Company’s executives and considering the high growth rate of the Company and its expanding presence in various national and international markets, the Compensation Committee believes it is appropriate to compensate our executive officers near the median (between the 25th and 75th percentile) of our Compensation Peer Group.
     At the request of the Compensation Committee, Watson Wyatt assisted with defining the Compensation Peer Group, which included 12 financial services companies with median assets of $8.79 billion (ranging from $6.84 billion to $11.63 billion). The Compensation Peer Group consisted of the following companies:

Cathay General Bancorp	Firstfed Financial Corporation	United Bankshares, Inc.
City National Corporation	Fremont General Corporation	W Holding Company, Inc.
East West Bancorp, Inc.	Investors Financial Services Corporation	Westamerica Bancorporation
First Republic Bank	Pacific Capital Bancorp	Wintrust Financial Corporation

Role of Executive Officers in Compensation Decisions
     The Compensation Committee recommends all salary changes and bonus and incentive awards for the Chief Executive Officer and the Executive Vice Presidents to the Board of Directors for their final approval. The Compensation Committee also approves recommendations regarding equity awards to all officers of the Company. Our Chief Executive Officer makes decisions regarding the nonequity compensation of our other executive officers of the Company, and annually reviews the performance of each officer of the Company. Based on these reviews, our Chief Executive Officer presents his conclusions and recommendations, including salary adjustments and annual award amounts, to the Compensation Committee, which has discretion to modify any recommended adjustments or awards to these executive officers.
Elements of Compensation
     Our executive compensation includes the following elements:
     Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other financial institutions for similar executive positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions, with similar responsibilities, and at comparable companies with compensation philosophies similar to ours. The Compensation Committee reviews salaries annually and adjusts them from time to time based on the prevailing market levels for senior executive officers with similar responsibilities and experience, significant changes in the scope of individual responsibilities, and individual performance of the executive.
     For fiscal year 2007, the base salaries of the executive officers listed in the Summary Compensation Table (“Named Executive Officers”), other than Mr. Thomas S. Wu and Ms. Cynthia C. Blackford, were increased in recognition of their performance and in accordance with prevailing market levels for senior executive officers with similar responsibilities and experience in their respective geographic locations. To this end, the following percentage increases to base salaries were made for the fiscal year 2007: Mr. Dennis Wu’s base salary increased by 2.86%, Mr. Shabudin’s base salary increased by 4.69%, and Mr. Tony Tsui’s base salary increased by 6.25%. Mr. Tsui’s increase reflects the prevailing market levels for senior executive officers with similar responsibilities and experience in Hong Kong.
     Annual Bonus. The Company’s annual bonuses consist of payments under the UCBH Holdings, Inc. Senior Executive Annual Incentive Plan (the “Incentive Plan”) and discretionary bonus payments. The Incentive Plan is intended to provide an annual incentive to our executive officers so that a significant portion of each executive’s compensation is based on his or her efforts in achieving specified performance objectives for the Company established for the year. The Incentive Plan is designed to attract, motivate, and retain key executives on a market-competitive basis in which total compensation levels are closely linked with accomplishment of the Company’s financial and strategic objectives. The Compensation Committee has broad authority to administer and interpret the Incentive Plan by proposing, changing, or eliminating Incentive Plan features (including terminating the Incentive Plan), and by determining the rights and obligations of Incentive Plan participants. However, the Company must obtain shareholder approval to amend the Incentive Plan to increase the maximum award payable under the Incentive Plan, change the specified performance objectives for payment of awards, or modify the eligibility requirements for participation. The Incentive Plan is limited to senior executive officers of the Company. Before the 90th day of each plan year, the Compensation Committee determines the senior executive officers who will participate in the Incentive Plan for the year and establishes target awards that will be payable to plan participants upon achievement of specific performance goals for the Company. Notwithstanding the achievement of the specified performance levels, the Compensation Committee retains discretion to reduce amounts earned by participants under the Incentive Plan but has no discretion to increase amounts earned under the Incentive Plan, except to change the incentive formulas for subsequent plan years. Before the Company may make any payments under the Incentive Plan, the Compensation Committee must certify in writing that the performance goals justifying payment under the Incentive Plan have been met for the year.
     Fiscal year 2007 was the first year in which the Incentive Plan was implemented by the Company. The Compensation Committee determined that the 2007 award target would be a percentage of annual salary. For the Named Executive Officers Mr. Dennis Wu, Mr. Ebrahim Shabudin, and Mr. Ka Wah (Tony) Tsui, the target percentage of annual salary was 75%. For Mr. Thomas S. Wu, the target percentage of annual salary was 150%. Ms. Cynthia C. Blackford was not included in the Incentive Plan for fiscal year 2007.
     The Compensation Committee determined that return on equity would be the performance measure on which the incentive compensation would be calculated, as it effectively measures the Company’s efficiency at generating profits from every dollar of net assets. The following table shows the return on equity goals and the percentage of the target bonus that could be paid and the total bonus pool that could be funded:

2007 Return on Equity	% of Target	Pool Funding
Less than 14%	0	Unfunded
14%	40%	$1,084,500
15%	50%	$1,355,625
16%	67%	$1,816,538
17%	100%	$2,711,250
18%	117%	$3,172,163
19%	133%	$3,605,963
20% or higher	150%	$4,066,875
     For fiscal year 2007, the Company did not achieve the performance goals established by the Compensation Committee because return on equity was less than 14%. As a result, the executive officers did not receive any payments under the Incentive Plan.
     Discretionary bonus payments outside the Incentive Plan are made in certain circumstances to reward executive officers for their exceptional efforts and special contributions to the Company. For example, in fiscal year 2006, certain senior executive officers received discretionary bonuses in recognition of their efforts in connection with the Company’s proposed acquisition of Great Eastern Bank.
     Ms. Blackford, the only Named Executive Officer to receive a cash bonus payment for 2007, received a bonus payment of $110,000 as negotiated at the time of her employment.
     Long-Term Incentive Program. We believe that equity-based compensation ensures that the Company’s executive officers have a stake in the long-term success of the Company thereby enhancing their long-term performance. Our 2006 Equity Incentive Plan (the “Equity Plan”) provides our executive officers with incentives to align their interests with the interests of stockholders. Our Compensation Committee believes that the annual aggregate value for these awards should be set near competitive median levels for comparable financial institutions.
     Options. The Equity Plan authorizes us to grant options to purchase shares of common stock to our employees, directors, and officers. The purpose of the Equity Plan is to enhance long-term shareholder value of the Company by offering opportunities to employees, directors, and officers to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and to acquire and maintain stock ownership of the Company. The Equity Plan furthers this purpose by authorizing awards in the form of stock options and option related rights that are exercisable only upon a Change in Control (as defined in the Equity Plan) of the Company or United Commercial Bank. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our Company.
     The Compensation Committee administers the Equity Plan. On a quarterly basis, the Compensation Committee reviews and approves stock option awards to officers based on its assessment of individual performance, a review of competitive compensation data, retention considerations, and the recommendation of members of management, as appropriate. The Compensation Committee has also granted the Chief Executive Officer the ability to award a limited number of stock options to officers below the Executive Vice President level, in between its quarterly meetings, primarily reserved for new hires and for retention purposes.
     Since 1998, the year that UCBH became a public company, the date of each stock option grant has been the date that the award is approved by the Board of Directors of the Company or the date that the Chief Executive Officer has approved the grant (only applicable to officers below the Executive Vice President level), and in the case of one newly-hired employee, his hire date. The Board of Directors generally approves stock option grants during its regularly-scheduled quarterly meetings, which is the same day that the Company releases its quarterly earnings press release to the public. The Board of Directors has no intent to coordinate the timing of the stock option grants with the release of material non-public information and will continue with this practice. The exercise price for all stock option awards is the NASDAQ closing price of the Company’s common stock on the day that the stock option award is granted, as described above.
     In February 2008, the Compensation Committee, upon the recommendation of the Chief Executive Officer, an evaluation of the mix of elements used as compensation, and in consideration of the results of the annual benchmark review conducted by Watson Wyatt, granted stock options to certain Executive Vice Presidents in lieu of discretionary cash bonus payments on account of 2007 performance. The Compensation Committee also recommended a stock option grant in lieu of a cash bonus payment for the Chief Executive Officer. While the Compensation Committee appreciated the strong performance and efforts by the Chief Executive Officer and the Executive Vice Presidents in a difficult banking environment, it also believed that the granting of stock options would serve as a better retention tool than the awarding of cash bonus payments.
     On February 12, 2008, stock options with a strike price of $13.24 were granted to the following Named Executive Officers: 500,000 to Mr. Thomas S. Wu; 24,000 to Mr. Dennis Wu; 45,000 to Mr. Ebrahim Shabudin; and 45,000 to Mr. Ka Wah (Tony) Tsui.

     Executive Deferred Compensation Plan. Executive officers and other highly compensated employees are eligible to participate in the Company’s Executive Deferred Compensation Plan (“Deferred Plan”). Each executive may defer a portion of his or her salary and bonus until the executive’s retirement, death, disability, or other termination.
     401(k) Plan. Salaried, hourly and commission-paid employees, including the Company’s Named Executive Officers, are eligible to participate in the Bank’s 401(k) Plan. The 401(k) Plan provides participants with retirement benefits and may also provide benefits upon death, disability or termination of employment with the Bank. During 2007, the Bank made a matching employer contribution for employees that is equal to an amount of up to 50% of the employee contribution up to a maximum contribution of $2,000 per year. During 2007, the matching contribution begins after three (3) months of employment and vests over a period of five (5) years. The 401(k) Plan permits participants to direct the investment of their 401(k) Plan account into various investment alternatives.
     Perquisites. While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than noncash perquisites. During 2007, the Company provided the Named Executive Officers with the following perquisites: Company-paid parking fees, car allowance, Company-provided driver, club dues, Company-paid spousal travel to attend business-related activities, housing subsidy for an executive in Hong Kong, car insurance, wireless phone service, fuel expenses, car washes, and medical expense reimbursements.
     CEO Compensation. The base salary of Mr. Thomas Wu, the Chief Executive Officer, is recommended by the Compensation Committee and approved by the Board in accordance with the Employment Agreement described beginning on page 22. As the Chief Executive Officer, Mr. Wu has overall responsibility for the entire Company and his job responsibilities are significantly greater than those of the other Named Executive Officers. Mr. Wu is responsible for the overall strategic direction, performance and operations of the Company, as Chairman, President and Chief Executive Officer. Specifically in fiscal year 2007, Mr. Wu spearheaded the Company’s efforts in expanding and strengthening the infrastructure of the Company through strategic acquisitions domestically and abroad. In consideration of his unique responsibilities and achievements and upon consideration of the compensation data for other Chief Executive Officers from the Compensation Peer Group, the Compensation Committee feels that Mr. Wu’s compensation level is appropriate relative to the other Named Executive Officers.
Tax and Accounting Implications
     Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that is not fully deductible in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2007, the amount of base salary in excess of $1,000,000 for any Named Executive Officer was not deductible for federal income tax purposes.

     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including our 2006 Equity Incentive Plan in accordance with the requirements of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). In December 2005, the Board of Directors of UCBH approved the accelerated vesting of all outstanding unvested stock options awarded to employees, officers and directors on or before October 26, 2005 under its Stock Option Plan. Options covering approximately 5.1 million shares of the Company’s common stock were affected by this action, including approximately 1.9 million shares that were held by the Company’s executive officers and directors. The decision to accelerate the vesting of the options, was made primarily to reduce the impact of recording non-cash compensation expense upon the implementation of SFAS 123R, effective January 1, 2006. SFAS 123R requires all share-based payments to employees, officers and directors, including grants of stock options, to be recognized as compensation expense in the Company’s financial statements over the vesting period of each award, based on their fair values at the grant date.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Joseph J. Jou, Chairman
Richard Li-Chung Wang
Dr. Godwin Wong
     Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during fiscal 2007 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

SUMMARY COMPENSATION TABLE — 2007

					Change in
					Pension Value
					and Nonqualified
					Deferred
Name and				Option	Compensation	All Other
Principal Position			Bonus ($)	Awards ($)	Earnings	Compensation
(1)	Year	Salary ($)	(2)	(3)	($) (4)	($)		Total ($)
Thomas S. Wu, Chairman,	2007	$1,200,000	—	$127,014	$100,125	$78,320	(5)	$1,505,459
President and Chief	2006	$1,200,000	$1,000,000	$136,698	$54,213	$30,966		$2,421,877
Executive Officer

Dennis Wu, Executive Vice	2007	$360,000	—	$25,801	—	$26,038	(7)	$411,839
President and Chief	2006	$350,000	$180,000	$17,459	—	$16,901		$564,360
Financial Officer(6)

Ebrahim Shabudin, Executive Vice	2007	$335,000	—	$28,866	$1,382	$27,429	(8)	$392,677
President and Chief	2006	$320,000	$225,000	$36,693	—	$17,786		$599,479
Operating Officer

Cynthia C. Blackford, Senior	2007	$275,000	$110,000	—	—	—	(9)	$385,000
Vice President and Chief Audit Executive

Ka Wah (Tony) Tsui, Executive Vice President and	2007	$255,000	—	$28,866	—	$16,476	(10)	$300,342
General Manager,	2006	$240,000	$220,000	$36,693	—	$17,655		$514,348
Greater China Region

(1)	Mr. Shabudin joined the Company as Executive Vice President and Chief Credit Officer Designate on October 8, 2003 and was later appointed Executive Vice President and Chief Credit Officer effective January 1, 2004, and appointed Executive Vice President and Chief Operating Officer effective August 1, 2005. Ms. Blackford was appointed Senior Vice President and Chief Audit Executive of the Bank on March 16, 2006. Mr. Tsui joined the Company as Senior Vice President and General Manager, Hong Kong Representative Office on January 2, 2003 and was later appointed Executive Vice President and General Manager, Greater China Region on January 1, 2005.

(2)	Ms. Blackford, the only Named Executive Officer to receive a cash bonus payment for 2007, received a bonus payment of $110,000 as negotiated at the time of her employment. For the other Named Executive Officers, the 2006 bonus amounts include a regular bonus and an additional discretionary bonus in recognition of their efforts in connection with the Company’s proposed acquisition of Great Eastern Bank.

(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal years 2006 and 2007 for option awards granted in fiscal years 2006 and 2007 to the Named Executive Officer. These compensation costs are calculated in accordance with SFAS 123R except that the amounts do not reflect estimated forfeitures.

For 2007, the assumptions used to calculate the value of option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 29, 2008. For 2006, the assumptions used to calculate the value of option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007. The value a Named Executive Officer actually realizes will depend on the extent to which the market value of the underlying stock exceeds the exercise price when the stock options are exercised. Also see “Grants of Plan-Based Awards - 2007” table for more detail regarding the stock option grants made to Named Executive Officers in fiscal year 2007.

(4)	Amounts consist of above-market or preferential interest earned by the Named Executive Officer under the Company’s Executive Deferred Compensation Plan, as established pursuant to SEC rules.

(5)	This figure includes a $2,000 matching contribution by the Company under the tax-qualified 401(k) plan, $43,675 for use of Company-provided car and driver for commuting purposes, $19,223 in spousal travel for Company-related business activities, $7,918 in medical expense reimbursements available only to certain senior executive officers, $3,300 in fitness club dues, as well as payments for car insurance, wireless phone service, fuel, and car washes.

(6)	Mr. Dennis Wu retired as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective March 3, 2008, and currently coordinates special projects for the Company. Previously, Mr. Wu was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank on June 9, 2005. Mr. Wu was elected as a director of the Company and the Bank on May 19, 2005, and continues to serve as a member of the Board of Directors of the Company and the Bank. Effective March 3, 2008, Mr. Jonathan Downing was reappointed as Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Downing was most recently Executive Vice President, Director of Corporate Development and Investor Relations and had previously served as the Company’s Chief Financial Officer from 1989 to 2005.

(7)	This figure includes a $2,000 matching contribution by the Company under the tax-qualified 401(k) plan, $10,760 in medical expense reimbursements available only to certain senior executive officers, $4,534 in car allowance, $5,220 in parking fees, as well as payments for car insurance, fuel, and car washes.

(8)	This figure includes a $2,000 matching contribution by the Company under the tax-qualified 401(k) plan, $4,552 in medical expense reimbursements available only to certain senior executive officers, $4,534 in car allowance, $4,785 in parking fees, $2,165 in fuel, $1,442 in fitness club dues, as well as payments for car insurance and car washes.

(9)	Ms. Blackford did not receive perquisites or other personal benefits with a total value of $10,000 or more in 2007.

(10)	This figure includes $10,001 in parking fees, $3,961 in housing subsidy, and $2,514 in payments for club dues.

The following table sets forth information regarding grants of awards to Named Executive Officers during the 2007 fiscal year.
GRANTS OF PLAN-BASED AWARDS — 2007

						All Other		Grant
						Option	Exercise	Date Fair
						Awards:	or Base	Value of
			Estimated Possible Payouts Under			Number of	Price of	Stock and
			Non-Equity Incentive Plan Awards (1)			Securities	Option	Option
			Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Award	Grant Date	($)	($)	($)	Options (#) (2)	($/Sh)	($) (3)
Thomas S.Wu	A. Annual Incentive	—	0	1,800,000	2,700,000	—	—	—
	B. Stock Options	1/25/2007	—	—	—	100,000	$17.60	$127,014

Dennis Wu	A. Annual Incentive	—	0	270,000	405,000	—	—	—
	B. Stock Options	1/25/2007	—	—	—	15,000	$17.60	$25,801

Ebrahim Shabudin	A. Annual Incentive	—	0	251,250	376,875	—	—	—
	B. Stock Options	1/25/2007	—	—	—	20,000	$17.60	$28,866

Cynthia C.	A. Annual Incentive	—	—	—	—	—	—	—
Blackford (4)	B. Stock Options	—	—	—	—	—	—	—

Ka Wah (Tony)	A. Annual Incentive	—	0	191,250	286,875	—	—	—
Tsui	B. Stock Options	1/25/2007	—	—	—	20,000	$17.60	$28,866

(1)	The target amount is based on a percentage of annual salary. For each of the Named Executive Officers except for Mr. Thomas S. Wu, the target percentage of annual salary was 75%. For Mr. Wu, the target percentage of annual salary was 150%. The maximum amount is 150% of the target amount. Because the Company did not achieve the performance goals established by the Compensation Committee under the Incentive Plan, the executive officers did not receive any payments under the Incentive Plan in 2007.

(2)	These options vest in three equal annual installments beginning on January 25, 2008. For more information regarding the vesting schedules of other outstanding stock option grants, please see the footnotes to the “Outstanding Equity Awards at Fiscal Year-End — 2007” table.

(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal year 2007 for option awards granted in fiscal year 2007. These compensation costs are calculated in accordance with SFAS 123R except that the amounts do not reflect estimated forfeitures. The assumptions used to calculate the value of option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 29, 2008. The value a Named Executive Officer actually realizes will depend on the extent to which the market value of the underlying stock exceeds the exercise price when the stock options are exercised.

(4)	Ms. Blackford did not participate in the Incentive Plan or receive any stock option grants in 2007. Ms. Blackford received a stock option grant of 75,000 options in 2006 at the time of her employment.
Material Terms of Employment Agreement with Mr. Thomas Wu
     We employ Mr. Thomas Wu as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement effective as of August 16, 2004. The agreement is intended to ensure the Company will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of the Chief Executive Officer. Under the agreement, Mr. Wu renders such services as are customarily performed by persons in similar executive capacity. The initial term of the Employment Agreement is for three years and thereafter, extends for one day for each day that lapses from the date of the Employment Agreement until such time as the Board of Directors elects not to extend the term of the Employment Agreement. During the term of the agreement, Mr. Wu also agrees to serve, if appointed, as a director and the Chairman of the Board. The agreement provides for Mr. Wu to receive an initial annual base salary of $1,000,000 per year payable in accordance with the Company’s normal payroll policies. During the term of the agreement, the Board will perform an annual review of Mr. Wu’s compensation in consideration of his achievements and prevailing market levels, and at the Board’s sole discretion, it may adjust Mr. Wu’s base salary and may award a bonus to Mr. Wu in addition to his base salary. Mr. Wu is entitled to participate in employee benefits and perquisites generally made available to senior executives and key management employees of the Company. Under the agreement, the Company pays for all reasonable entertainment, gift, travel, and club memberships incurred by Mr. Wu for promoting the business of the Company, and the Company provides Mr. Wu with the use of a car and driver including reasonable expenses for insurance, fuel, maintenance, repair, and registration.
     If the Company terminates Mr. Wu’s employment without cause, (1) he will be entitled to receive a sum equal to three times his highest annual compensation (including bonus) over the previous three years, (2) all his stock options and/or restricted stock award and any unvested awards will immediately vest and be exercisable for one year after termination, and (3) he will be entitled to receive life, medical, and disability coverage for an additional three years following termination. If Mr. Wu is terminated for cause, all of his unvested stock options will become null and void and his compensation will be limited to his base salary and benefits through the date of termination. In the event that Mr. Wu’s employment terminates due to his death or disability, (1) he or his estate will be entitled to receive the remaining payments of base salary through the end of the term of the Employment Agreement, (2) the Company will continue making contributions for Mr. Wu to any employee benefit plans through the remaining term of the Employment Agreement, and (3) all stock options and/or restricted stock awards and any unvested awards will immediately vest and be exercisable for one year. If Mr. Wu voluntarily terminates his employment, he must give the Company three months prior written notice, and after the three month period, he will be entitled to his base salary and benefits accrued through the date of termination. If Mr. Wu resigns his employment after a material adverse change in or loss of title, office or significant authority or responsibility, material reduction in salary or benefits (excluding bonus) or relocation of his principal place of employment by more than 25 miles, he will be entitled to receive a sum equal to three times his highest annual compensation (including bonus) over the previous three years, and all his stock options and/or restricted stock award and any unvested awards will immediately vest and be exercisable for one year after termination.
     Mr. Wu will receive a severance payment upon a double trigger of both (1) a “change in control” of the Company and (2) a subsequent termination of regular employment (other than termination for cause) or resignation following any material adverse change in or loss of title, office or significant authority or responsibility, material reduction in salary or benefits (excluding bonus) or relocation of his principal place of employment by more than 25 miles, within thirty-six months following the “change in control”. “Change in control” is defined as (i) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as determined under Rule 13d of the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the voting securities of the Company, or (ii) a plan of reorganization, merger, or consolidation, or a sale of all or substantially all of the assets of the Company. Upon the “change in control” and subsequent termination or resignation, (i) the Company will pay Mr. Wu a sum equal to three times his highest annual compensation (including bonus) over the previous three years, (ii) any of his unvested stock options will immediately vest and be exercisable within one year, and (iii) he will continue receiving life, medical, and disability coverage for an additional three years. If any payment to Mr. Wu would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to receive an additional payment to pay for all taxes and tax penalties and interests imposed on the severance payment.
     We have not entered into employment agreements with any of the other Named Executive Officers, but we have entered into Change in Control Agreements with Messrs. D. Wu, Tsui and Shabudin, described below in the “Change in Control Agreements” section.

     The following table sets forth the equity awards outstanding on December 31, 2007 for each of the Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

	Option Awards
	Number	Number
	of Securities	of Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Thomas S. Wu	—	100,000	(1)	$17.60	1/25/2017
	33,334 (2)	66,666	(2)	$17.94	1/26/2016
	1,200,000	—		$19.29	10/21/2014
	1,600,000	—		$6.15	4/26/2011
	800,000	—		$1.88	4/29/2009

Dennis Wu	—	15,000	(1)	$17.60	1/25/2017
	3,334 (3)	6,666	(3)	$17.57	3/3/2016
	176,000	—		$16.95	6/9/2015
	24,000	—		$17.56	5/9/2015

Ebrahim Shabudin	—	20,000	(1)	$17.60	1/25/2017
	6,667 (2)	13,333	(2)	$17.94	1/26/2016
	30,000	—		$18.50	7/21/2015
	60,000	—		$18.55	4/29/2014
	200,000	—		$16.81	10/16/2013

Cynthia C. Blackford	25,000 (4)	50,000	(4)	$17.11	2/1/2016

Ka Wah (Tony) Tsui	—	20,000	(1)	$17.60	1/25/2017
	6,667 (2)	13,333	(2)	$17.94	1/26/2016
	24,000	—		$20.80	1/27/2015
	60,000	—		$18.55	4/29/2014
	160,000	—		$10.98	1/9/2013

(1)	These options vest in three equal annual installments beginning on January 25, 2008.

(2)	These options vest in three equal annual installments beginning on January 26, 2007.

(3)	These options vest in three equal annual installments beginning on March 3, 2007.

(4)	These options vest in three equal annual installments beginning on February 1, 2007.

     The following table sets forth the amount of nonqualified deferred compensation earned in fiscal year 2007 for each of the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION FOR 2007

	Executive	Aggregate	Aggregate
	Contributions	Earnings in Last	Balance at Last
Name	in Last FY ($) (1)	FY ($) (2)	FYE ($) (3)
Thomas S. Wu	$425,000	$234,669	$3,159,277
Dennis Wu	—	—	—
Ebrahim Shabudin	$83,750	$3,238	$86,988
Cynthia C. Blackford	—	—	—
Ka Wah (Tony) Tsui	—	—	—

(1)	The amount listed in this column represents income that is also disclosed in the “Salary” column of the “Summary Compensation Table - 2007.”

(2)	All above-market earnings on nonqualified deferred compensation were also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table - 2007.”

(3)	Of this aggregate balance, $54,213 was previously reported as compensation for Mr. Thomas S. Wu in the Summary Compensation Table in fiscal year 2006. Mr. Shabudin did not participate in the Company’s Executive Deferred Compensation Plan in 2006.
     The purpose of the Deferred Plan is to provide a means by which eligible executives will have the opportunity to accumulate supplemental retirement benefits on a tax-favored basis by deferring compensation. Until distribution, the deferred compensation under the Deferred Plan earns interest at a rate to be selected by the Company as the administrator of the Deferred Plan. For fiscal year 2007, the applicable interest rate for the Deferred Plan was 8.25%.

Potential Payments Upon Termination or Change-in-Control
     The amount of compensation payable to each Named Executive Officer in the event of a termination of employment on December 31, 2007 is listed in the tables below.
POTENTIAL PAYMENTS PROVIDED UNDER
THOMAS S. WU’S EMPLOYMENT AGREEMENT

				Death/	Change in
		Without		Disability	Duties
Name	Type of Benefit	Cause ($)		($)	($)
Thomas S. Wu,	Cash Severance	$6,600,000	(1)	$3,600,000 (2)	$6,600,000 (1)
Chairman, President and Chief Executive Officer	Accelerated Vesting
	of Options (3)	—		—	—
	Health Benefits	$47,228	(4)	—	—
	Plan Contributions	—		$6,000 (5)	—
	Total Value	$6,647,228		$3,606,000	$6,600,000

(1)	These amounts are calculated as three times Mr. Wu’s highest annual compensation (i.e., base salary plus bonus) from the last three years immediately preceding a termination without cause, voluntary resignation following a change in duties, or change in control. A change of duties includes any material adverse change in or loss of title, office or significant authority or responsibility, material reduction in base salary or benefits (excluding bonus) or relocation of his principal place of employment by more than 25 miles from its location. These amounts are only payable (i) upon termination of Mr. Wu’s employment without cause, (ii) Mr. Wu’s voluntary resignation following a change in duties, or (iii) if, within 36 months following a change in control, Mr. Wu’s employment is terminated or Mr. Wu resigns following a change of duties at the time of the change in control. If Mr. Wu is terminated without cause, the amount will be paid in a lump sum or, at Mr. Wu’s election, in 36 monthly installments. If Mr. Wu is terminated or resigns upon a change of control, the amount will be paid in 36 monthly installments or, at his election, in a lump sum. These figures were based on salary and bonus figures from fiscal year 2006.

(2)	If Mr. Wu’s employment is terminated because of disability or death, Mr. Wu’s employment agreement provides that he (or his Authorized Representative, as appropriate) is entitled to a lump sum payment in the amount of base salary that would have been earned over the remaining term of the employment agreement, which is thirty-six (36) months. The initial term is being extended on a daily basis until the Board decides otherwise, pursuant to the employment agreement.

(3)	Amounts in this row reflect the value of Mr. Wu’s unvested options that would be accelerated upon a termination without cause, death, disability, resignation following a change in duties, or termination or resignation upon a change in control. These amounts are calculated based on (i) the difference between (a) $14.16, the closing market price of a share of the Company’s common stock on December 31, 2007, the last business day of the year, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant. However, because the exercise prices for the option grants made to Mr. Wu in 2006 and 2007 are $17.94 and $17.60, respectively, and therefore greater than the closing price of the underlying shares at fiscal year-end, there would be no intrinsic value associated with these option grants.

(4)	Amounts reflect the value of life, medical and disability coverage for three years following the date of termination.

(5)	If Mr. Wu’s employment is terminated because of disability or death, Mr. Wu’s employment agreement provides that he (or his Authorized Representative, as appropriate) is entitled to the annual contributions that would have been paid on his behalf to any employee benefit plans offered by the Company over the remaining term of the employment agreement, which is thirty-six (36) months. The initial term is being extended on a daily basis until the Board of Directors decides otherwise, pursuant to the employment agreement.
Change in Control Agreements with Messrs. D. Wu, Tsui, and Shabudin
     On April 26, 2007, the Company entered into a Change in Control Agreement with Mr. Ka Wah (Tony) Tsui. On June 9, 2005, the Company entered into a Change in Control Agreement with Mr. Dennis Wu, which was subsequently renewed on July 27, 2006 and July 26, 2007. On August 12, 2004, the Company entered into a Change in Control Agreement with Mr. Ebrahim Shabudin, which was subsequently renewed on July 21, 2005, July 27, 2006 and July 26, 2007. These Change in Control Agreements are intended to provide for continuity of management if there is a change in control of the Company. Each of these agreements have an initial term of three years, and continuing at each anniversary date thereafter, the Board of Directors of the Company may extend each agreement for an additional year. Each of these agreements provide for the payment of severance to the Named Executive Officer upon a double trigger of both (1) a “change in control” and (2) a subsequent termination of regular employment (other than termination for cause) or resignation by the executive following any material adverse change in or loss of title, office, or significant authority or responsibility, material reduction in base salary or benefits or relocation of his principal place of employment by more than twenty-five miles, within thirty-six months following the “change in control”. “Change in control” is defined as (i) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as determined under Rule 13d of the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the voting securities of the Company, or (ii) a plan of reorganization, merger, or consolidation, or a sale of all or substantially all of the assets of the Company. Upon the “change in control” and subsequent termination or resignation of the executive, (i) the Company will pay the executive a sum equal to three times his/her highest annual compensation (including bonus) over the previous three years, (ii) any unvested stock options of the executive will immediately vest and be exercisable within one year, and (iii) the executive will continue receiving life, medical, and disability coverage for an additional three years. Mr. Dennis Wu’s Change in Control Agreement provides that in the case that Mr. Wu receives severance payment pursuant to his Change in Control Agreement that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to receive an additional payment to pay for all taxes and tax penalties and interests imposed on the severance payment. If Mr. Shabudin or Mr. Tsui receives severance payment pursuant to his Change in Control Agreement that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will cap the total severance payment to the executive at the excise tax threshold so that no excise tax will be imposed, if the Company determines that the executive would receive a net-after tax benefit by doing so.

POTENTIAL PAYMENT UPON CHANGE IN CONTROL

		Accelerated
		Vesting of		280G
	Severance	Options	Health	Gross-Up	Total
Name	($) (1)	($) (2)	Benefits ($) (3)	($) (4)	($)
Thomas S. Wu	$6,600,000	—	$47,228	$2,629,581	$9,276,809
Dennis Wu	$1,590,000	—	$63,432	$654,519	$2,307,951
Ebrahim Shabudin	$1,635,000	—	$37,170	—	$1,672,170
Cynthia C. Blackford (5)	—	—	—	—	—
Ka Wah (Tony) Tsui	$1,380,000	—	—	—	$1,380,000

(1)	Severance is calculated as three times the highest annual compensation (i.e., base salary plus bonus) of the Named Executive Officer from the last three years immediately preceding the change in control and is only payable (i) upon termination of the Named Executive Officer’s employment within 36 months following a change in control or (ii) upon resignation following any material change in or loss of title, office or significant authority or responsibility, material reduction in base salary or benefits (excluding bonus) or relocation of his/her principal place of employment by more than 25 miles from its location at the time of the change in control. These severance figures were based on salary and bonus figures from fiscal year 2006.

(2)	Amounts in this column reflect the value of unvested options of the Named Executive Officer that would be accelerated upon a change in control. These amounts are calculated based on (i) the difference between (a) $14.16, the closing market price of a share of the Company’s common stock on December 31, 2007, the last business day of the year, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant. However, because the exercise prices for the unvested option grants to the respective Named Executive Officers are greater than the closing price at fiscal year end, there would be no intrinsic values associated with accelerating the Named Executive Officer’s unvested options.

(3)	Amounts in this column reflect the value of life, medical and disability coverage for three years following the date of termination.

(4)	To calculate the amounts in this column, we applied the Internal Revenue Code Section 280G regulations to the various benefits the executive officers would receive in order to determine if any 280G excise taxes would be triggered and if so, what amount of 280G gross-up payments would be required or whether the severance amount would be capped under the terms of the Change in Control agreements.

(5)	The Company does not have a Change in Control Agreement with Ms. Blackford; therefore, she is not entitled to change in control benefits.

     The following table sets forth the compensation earned in fiscal year 2007 for each non-employee director.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2007

			Change in
			Pension Value
			and
	Fees	Option	Nonqualified
	Earned or	Awards	Deferred
	Paid in	($)	Compensation	Total
Name	Cash ($) (1)	(2)(3)	Earnings (4)	($)
Li-Lin Ko	$64,000	—	$10,955	$74,955
Richard Li-Chung Wang	$60,000	—	—	$60,000
Dennis Wu (5)	—	—	$273	$273
Pin Pin Chau (6)	$38,667	$19,881 (7)	$215	$58,763
Joseph J. Jou	$68,000	—	$9,629	$77,629
James Kwok	$58,000	—	—	$58,000
David S. Ng	$60,000	—	$2,471	$62,471
Dr. Godwin Wong	$64,000	—	$5,208	$69,208
Anthony Y. Chan (8)	$25,000	—	$9,685	$34,685

(1)	Non-employee directors are paid an annual retainer of $50,000. An additional retainer of $10,000 is paid to the Chair of the Audit Committee as well as to the Chair of the Credit Committee. An additional retainer of $6,000 is paid to the Chair of any other committee. The Lead Director is paid an additional retainer of $6,000. $4,000 is paid to members of Board committees, excluding the Chair. Expenses attendant to Board membership are reimbursed for each director.

(2)	The amount shown does not reflect compensation actually received by the named director. Instead, the amount shown is the compensation costs recognized by the Company in fiscal year 2007 for option awards as determined pursuant to SFAS 123R except that the amount does not reflect estimated forfeitures. The compensation cost is calculated to reflect the option awards granted in fiscal year 2007 to the named director. The assumptions used to calculate the value of option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 29, 2008. The value a director actually realizes will depend on the extent to which the market value of the underlying stock exceeds the exercise price when the stock options are exercised. All non-employee directors of the Company are eligible to receive 24,000 options every three (3) years to purchase common stock under the Company’s Equity Incentive Plan. The Equity Incentive Plan was adopted by the Company’s Board of Directors and stockholders on May 18, 2006.

(3)	The following number of shares are not owned, but can be purchased by the Company’s non-employee directors within sixty days of the Record Date upon the exercise of options granted under the Company’s 2006 Equity Incentive Plan (the “Stock Option Plan”): 176,000 by Li-Lin Ko; 24,000 by Richard Li-Chung Wang; 8,000 by Pin Pin Chau; 56,000 by Joseph J. Jou; 24,000 by James Kwok; 16,000 by David S. Ng; 170,800 by Dr. Godwin Wong; 64,000 by Anthony Y. Chan.

(4)	Amounts consist of above-market or preferential interest earned by the named director under the Company’s Director Deferred Compensation Plan, as established pursuant to SEC rules.

(5)	Amount shown reflects above-rate interest earned by Dennis Wu from contributions made as a non-employee director from May 19 to June 8, 2005.

(6)	Ms. Pin Pin Chau was elected director of the Company and the Bank on May 17, 2007.

(7)	The amount shown does not reflect compensation actually received by Ms. Pin Pin Chau. Instead, the amount shown is the compensation cost recognized by the Company in fiscal year 2007 for the 2007 option grant to Ms. Pin Pin Chau. The compensation cost is calculated in accordance with SFAS 123R except that the amount does not reflect estimated forfeitures. The assumptions used to calculate the value of option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 29, 2008. The value Ms. Pin Pin Chau actually realizes will depend on the extent to which the market value of the underlying stock exceeds the exercise price when the stock options are exercised.

(8)	Mr. Anthony Chan retired as a director of the Company and the Bank on May 17, 2007.
Director Deferred Compensation Plan
     In January 2003, the Director Deferred Compensation Plan (the “Director Plan”) was adopted for the purpose of providing supplemental retirement benefits to non-employee directors in consideration of prior services rendered and as an inducement for their continued services in the future. The Director Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA §§201(2), 301(a)(3) and 401(a)(1). The Director Plan participants have the status of general unsecured creditors of the Bank, and the arrangements under the Director Plan constitute a mere promise by the Bank to pay benefits in the future. The Bank and the participants in the Director Plan intend for the arrangements under the Director Plan be unfunded for tax purposes and for purposes of Title I of ERISA. For fiscal year 2007, the applicable interest rate for the Director Plan was 8.25%.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of copies of all reports of ownership furnished to us, or written representations that no forms were necessary, we believe that, during the fiscal year ended December 31, 2007, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except one filing for Mr. Jonathan Downing filed on November 9, 2007. Mr. Downing’s Form 4 was filed late due to a transaction initiated by his son without Mr. Downing’s knowledge. Mr. Downing disclaims beneficial ownership of the shares purchased by his son.

Certain Relationships and Related Party Transactions
     Since January 1, 2007, the Company has not been a party to, and has no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeds or will exceed $120,000 and in which any current director, executive officer, principal shareholder that holds 5% of more of the Company’s common stock, or any member of the immediate family or any of the foregoing, had or will have a direct or indirect material interest with any transactions or loans pursuant to Regulation S-K Item 404.
     The Company has written procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. We annually require each of our directors, executive officers and principal shareholders to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The purpose of the questionnaire is to disclose certain business relationships, specifically any transactions, arrangements, or loans that have taken place between the director, officer, or principal shareholder and the Company. Such transactions also include those related to any family members or business interests of the insider. Our Legal Department annually reviews any transactions or relationships disclosed in the questionnaires and makes a determination as to whether any such transaction or relationship impairs the independence of a director or presents a conflict of interest on the part of a director, executive officer, or principal shareholder.
     Additionally, as stated in the Company’s Code of Conduct, all insiders are required to discuss any potential related person transactions with the Office of the Corporate Counsel prior to engaging in any such transaction. The Company’s Code of Conduct is posted on the Company’s website at http://www.ucbh.com.

Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of March 31, 2008 with respect to beneficial ownership of the Company’s Common Stock by each Director nominee, Director, retiring Director, each Named Executive Officer, by all Directors and executive officers as a group, and by each person known by the Company to own 5% or more of its Common Stock.

	Amount and
	Nature of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership (1), (2), and (3)		Class
Directors and Executive Officers
Li-Lin Ko (4)	182,034		*
Richard Li-Chung Wang (4)	72,000		*
Dennis Wu (4)	212,667		*
Pin Pin Chau	70,693		*
Joseph J. Jou	252,526		*
James Kwok	42,000		*
David S. Ng	38,000		*
Dr. Godwin Wong	408,800		*
Thomas S. Wu	4,011,197		3.63%
Anthony Y. Chan (5)	73,700		*
Ebrahim Shabudin	310,000		*
Cynthia C. Blackford	50,000		*
Ka Wah (Tony) Tsui	264,000		*
All Directors and Executive Officers as a Group	8,144,543		7.37%
5% or Greater Stockholders
FMR LLC	10,425,446	(6)	9.99%
82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP	10,010,111	(7)	9.59%
75 State Street Boston, MA 02109
Taube, Hodson, Stonex Partners Ltd.	5,486,730	(8)	5.26%
Cassini House, 1st Floor 57-59 St. James’s Street London SW1A 1LD England
Baron Capital Group, Inc.	5,375,623	(9)	5.15%
767 Fifth Avenue, 49th Floor New York, NY 10153

*	Does not exceed 1.0% of the Company’s voting securities

(1)	Includes the following number of shares that are not owned, but can be purchased within sixty days of the Record Date upon the exercise of options granted under the Company’s 2006 Equity Incentive Plan (the “Stock Option Plan”): 176,000 by Li-Lin Ko; 24,000 by Richard Li-Chung Wang; 211,667 by Dennis Wu; 8,000 by Pin Pin Chau; 56,000 by Joseph J. Jou; 24,000 by James Kwok; 16,000 by David S. Ng; 170,800 by Dr. Godwin Wong; 3,250,000 by Thomas S. Wu; 64,000 by Anthony Y. Chan; 310,000 by Ebrahim Shabudin; 50,000 by Cynthia C. Blackford; 264,000 by Tony Tsui; and 6,326,138 by all Directors and Executive Officers as a group.

(2)	Includes Common Stock held in a unitized fund pursuant to the Company’s 401(k) plan. The number of shares of Common Stock reported is based on the value of the unitized units in the Company’s fund as reported on the Record Date.

(3)	All numbers are adjusted for stock splits as of the Record Date.

(4)	Nominee for Director.

(5)	Retired Director.

(6)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008.

(7)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008.

(8)	Based on information contained in a Form 13F filed with the SEC on January 14, 2008.

(9)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2008.

PROPOSAL 2.
PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS
     The Board of Directors is submitting a proposal to amend the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) for stockholder approval that would declassify our Board of Directors and provide for the annual election of directors.
     The Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. The amendment, if adopted, would result in the directors elected at the 2009 annual meeting and thereafter being elected to one-year terms, but would not shorten the existing term of any director elected prior to the 2009 annual meeting. Directors elected at the 2008 annual meeting will be elected to three-year terms, expiring at the 2011 annual meeting. The terms of the directors elected in 2007 will expire at the 2010 annual meeting, and the terms of the directors elected at the 2006 annual meeting will continue to expire at the 2009 annual meeting.
     The proposed amendment is the result of a non-binding stockholder proposal to declassify our Board of Directors, which was approved by our stockholders at the 2007 annual meeting. The Board continues to believe that a classified Board structure provides certain significant benefits to the Company and its stockholders. However, the Board is submitting this proposal in light of last year’s stockholder vote and in the interest of ensuring that the stockholders have an opportunity to vote on a binding resolution to declassify the Board of Directors so that all directors are elected annually.
     Pursuant to our Certificate of Incorporation, the affirmative vote of at least 80 percent of the voting power of all of the outstanding shares of the Company’s capital stock is required to effect an amendment to declassify the Board. If the stockholders approve this proposal, the Board will take those steps necessary to approve and effect the amendment and appropriate filing of the Restated Certificate of Incorporation and conforming amendments to our Restated Bylaws. A copy of the proposed amendment to the Certificate of Incorporation is attached as Exhibit B.
THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION
TO STOCKHOLDERS AS TO HOW TO VOTE ON THIS PROPOSAL.

PROPOSAL 3.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007 was PricewaterhouseCoopers LLP (“PwC”). As previously disclosed on Form 8-K filed on March 12, 2008, PwC declined to stand for re-election as the independent registered public accounting firm for the Company on March 6, 2008. The reports of PwC on the financial statements for the years ended December 31, 2006 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2006 and 2007 and through March 6, 2008, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2006 and 2007 and through March 6, 2008, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
     As previously disclosed on Form 8-K filed on March 12, 2008, the Company’s Audit Committee commenced a selection process to appoint and engage an independent registered public accounting firm for the fiscal year ending December 31, 2008, during the month of February 2008. On March 6, 2008, the Audit Committee of the Company appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to the ratification of such selection by the stockholders. KPMG LLP was selected from the two Big Four accounting firms that had been invited to submit proposals.
     During the Company’s two most recent fiscal years ended December 31, 2006 and 2007 and through March 6, 2008, neither the Company nor anyone on its behalf has consulted with KPMG LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
     Representatives of KPMG LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.
     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company.
THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE,
RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION
OF THE SELECTION OF KPMG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

INDEPENDENT AUDITOR FEES
     The following table shows information about fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended 2006 and 2007.

Fees Billed to the Company	2006	2007
Audit fees(1)	$1,729,439	$1,996,800
Audit-related fees(2)	85,641	149,500
Tax fees(3)	153,661	63,275
All other fees	—	—

Total fees	$1,968,741	$2,209,575

(1)	Audit fees represent fees for professional services billed and accrued for in connection with the audit of the Company’s financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. The amount for 2006 includes $137,000 in professional services related to the fiscal 2005 audit, which were billed and paid in fiscal year 2006. The amount for 2007 includes $76,000 in professional services related to the fiscal 2006 audit, which were billed and paid in fiscal year 2007.

(2)	Audit-related fees principally represent fees for proxy and registration statement related audit services and other attest services.

(3)	Tax fees are fees in respect of tax return preparation, consultation on tax matters, tax advice relating to transactions and other permissible tax planning and advice.
     All of the services and fees described above were approved by the Company’s Audit Committee, which considered whether the provision of non-audit related services was compatible with maintaining the independence of PricewaterhouseCoopers LLP. Substantially all hours expended on the independent accountant’s engagement to audit the Company’s financial statement for the years ended December 31, 2007 and 2006, were attributed to work performed by persons that were full-time, permanent employees of the independent registered public accounting firm.
     The Company’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of certain services, including audit-related services, nonaudit-related services and tax services. The Audit Committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence. The Company reviews its relationship with the independent registered public accounting firm to ensure the continued quality and independence of its financial statement audits.

ADDITIONAL INFORMATION
Solicitation of Proxies
     Proxies are solicited on behalf of the Company and the solicitation costs will be borne by the Company. In addition to the solicitation of proxies by mail, The Proxy Advisory Group, LLC, a proxy solicitation firm, will assist UCBH in soliciting proxies for the Meeting and will be paid a fee of $10,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank, without additional compensation. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.
Revocation of Proxies
     A proxy may be revoked at any time before a vote is taken or the authority granted otherwise is exercised. Revocation may be accomplished by the execution of a later proxy in respect of the same shares or by giving notice in writing or in open meeting.
Stockholder Proposals
     To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than December 23, 2008. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the Rules and Regulations under the Exchange Act.
Notice of Business to be Conducted at an Annual Meeting
     The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company which is received not less than one hundred twenty (120) calendar days prior to the date of the Company’s proxy statement released to the stockholders in connection with the prior year’s annual meeting. In the case of next year’s annual meeting, notice by the stockholder must be received before the close of business on December 23, 2008. The advance notice by stockholders must include the stockholder’s name and address, as they appear on the Company’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided as set forth in the Company’s bylaws.

Other Matters Which May Properly Come Before the Meeting
     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
     Whether or not you intend to be present at the Meeting, you are urged to return your proxy card promptly. If you are then present at the Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the recordholder of such shares to vote personally at the Meeting.
     A copy of the Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission will be furnished without charge to beneficial owners of the Company’s Common Stock upon written request to Eileen Romero, Corporate Secretary, UCBH Holdings, Inc., 555 Montgomery Street, San Francisco, California 94111.

By Order of the Board of Directors,
/s/ Eileen Romero
Eileen Romero
Corporate Secretary

San Francisco, California
April 21, 2008
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY
RETURN THE ACCOMPANYING PROXY CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.

Exhibit A
UCBH HOLDINGS, INC.
UNITED COMMERCIAL BANK
CHARTER OF THE AUDIT COMMITTEE
STATEMENT OF POLICY
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee the accounting, auditing, and financial reporting processes of the Company and the internal and external audit processes. In particular, the Committee focuses on the qualitative aspects of financial reporting to shareholders, processes to manage the business, operational and financial risks, and compliance with significant applicable ethical, legal and regulatory requirements as they relate to accounting, auditing, and financial reporting. In discharging its responsibilities, the Committee shall:
•	Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and resolution of regulatory examination findings.

•	Review and evaluate the audit procedures and results of the Company’s independent and internal audit.

•	Maintain free and open means of communication with the independent auditor, the Chief Audit Executive and management, including private sessions with each.

•	Maintain free and open means of communication (including procedures for confidential and anonymous submissions) between employees and the Committee for the receipt, retention, and processing of complaints regarding accounting or auditing matters, including suspicious or fraudulent activity.

•	Review and update this Charter for consideration by the Board of Directors and perform an evaluation of committee performance at least annually.
ORGANIZATION
The members of the Committee shall be appointed and may be removed by the Board of Directors. The Committee may initiate special investigations, and, if appropriate, may retain its own outside legal, accounting or other advisors and shall have the authority to determine the degree of independence required from those advisors. The Company shall provide appropriate funding as determined by the Committee to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee shall meet at least four times per year, including in executive session at least two times per year, and shall report directly to the Board any issues that arise with respect to the quality and integrity of the Company’s financial performance, reporting and regulatory compliance. The Committee may also meet periodically by itself to discuss matters it determines require private Committee attention. A majority of the Committee shall be a quorum. The Committee shall maintain minutes and other relevant documentation of all of its meetings.

QUALIFICATIONS
The Committee shall be composed of at least three (3) directors. Each member of the Committee shall meet the independence requirements of the rules of the NASDAQ Stock Market, the rules and regulations promulgated by the Securities and Exchange Commission and other applicable law, all as determined by the Board of Directors under applicable law. The members of the Committee, as determined by the Board of Directors, shall also meet applicable financial knowledge requirements, and at least one member shall be an “audit committee financial expert” as that term is defined in applicable rules. No member of the Committee shall have participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years.
INDEPENDENT AUDITORS
The Committee shall have the sole authority to appoint, compensate, retain and oversee the independent auditor. The Committee shall review with the independent auditor the nature and scope of any disclosed relationships or professional services, shall approve in advance all audit and non-audit services, and shall take appropriate action to ensure the continuing independence of the accountant. The Committee shall disclose any approved non-audit services in periodic reports as required. The Committee shall set clear guidelines relating to the Company’s hiring of employees or former employees of the independent auditor to ensure continued independence.
The Committee shall, on an annual basis, obtain from the independent auditor written disclosure delineating all of its relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and shall discuss with the independent auditor any disclosed relationships or services that may impact the independent auditor’s objectivity and independence. The Committee shall obtain and review a report of the independent auditor describing its internal quality-control procedures, material issues raised by the most recent internal quality-control review of the independent auditor or any inquiry or investigation by any governmental authority involving any audits carried out by the independent auditor in the preceding five years and any steps taken to deal with any such issues. After reviewing the independent auditor’s report, the Committee shall evaluate the accountant’s qualifications, performance and independence and shall take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditor. The Committee shall consider the opinions of management and the Chief Audit Executive in making such evaluation.
As required by law, the Committee shall assure the regular rotation of the lead and concurring audit partner, and consider whether there should be a regular rotation of the firm itself.
The independent auditor shall report directly to the Committee. The independent auditor shall discuss with the Committee all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the potential ramifications of using such alternative treatments. The independent auditor shall also inform the Committee of material written communications between the independent auditor and management.

The Committee shall discuss with the independent auditor, then disclose the matters to be discussed, pursuant to the Statement of Auditing Standards No. 61, including any difficulties the independent auditor encountered in the course of the audit work, any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management.
INTERNAL AUDIT
The Chief Audit Executive shall report directly to the Chair of the Committee, with administrative oversight provided by an appropriate executive officer of the Company. The Committee will oversee the internal audit function to assess the adequacy and effectiveness of the internal control and financial reporting systems and to determine that the Chief Audit Executive is establishing, maintaining and executing appropriate audit programs, policies and procedures that govern the examination and audit of the ledgers, records, procedures, systems, operations, and regulatory compliance of the Company and its affiliates.
FINANCIAL REPORTING OVERSIGHT
In discharging its responsibilities to oversee governmental and public reporting of financial information, the Committee shall:
•	Review the annual financial statements, to be included in the Company’s annual report to stockholders and its annual report on Form 10-K with financial management and the independent auditor. Review with the independent auditor the results of its annual examination of the financial statements. This review shall cover discussion of all items required by generally accepted auditing standards regarding required communications with audit committees and shall ascertain that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements. It is not the responsibility of the Committee to prepare and certify the Company’s financial statements, plan or conduct audits, determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, guaranty the independent auditor’s report or guaranty other disclosures by the Company. These are the fundamental responsibilities of management and the independent auditor. Committee members are not full time employees of the Company and are not performing the functions of accountants or auditors.

•	Review the quarterly financial results and information with financial management, the independent auditor, and the Chief Audit Executive to determine that the independent auditor does not take exception to the disclosure and content of the financial statements on Form 10-Q, to determine that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements, and to discuss any other matters required to be communicated to the Committee by the independent accountant.

•	Review and discuss with management and/or the independent auditor management’s assessment of internal controls, and the resolution of any identified significant deficiency or material weakness and reportable conditions in the Company’s internal controls; and review the Company’s anti-fraud program annually including management’s overall risk assessment, controls and testing performed.

•	Review the types of presentation and information to be included in earnings press releases.

•	Review the form and content of the certification documents for Form 10-Q and Form 10-K with the independent auditor, the chief financial officer and the chief executive officer.

•	Review the basis for the disclosures made in the annual report to stockholders under the heading Management’s Report on Internal Controls regarding the control environment of the Company.

•	Prepare, review and approve the annual proxy disclosure regarding the activities and report of the Committee.

•	Resolve any disagreements between management and the independent auditor regarding financial reporting.

•	Review and maintain, as appropriate, compliance with the Company’s code of conduct.

•	Review the Bank’s regulatory compliance program and management reports required to be issued by the applicable bank regulators and corresponding attestation reports of the independent auditors.

•	Establish and oversee procedures for the receipt, retention, and treatment of (“Whistleblower”) complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review and reassess the adequacy of this Charter on an annual basis.

•	Review and approve or disapprove all significant related party transactions and potential conflict of interest situations.

Exhibit B
PROPOSED AMENDMENT TO SECTION SIXTH OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
UCBH HOLDINGS, INC.
“SIXTH:
      A.     The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Commencing with the 2009 annual meeting of the stockholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting. Directors elected at the 2006 annual meeting of stockholders shall hold office until the 2009 annual meeting of stockholders; directors elected at the 2007 annual meeting of stockholders shall hold office until the 2010 annual meeting of stockholders and directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders. In all cases, directors shall hold office until their respective successors are duly elected and qualified.
      B.     Subject to the rights of holders of any series of Preferred Stock outstanding, the newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
     C.     Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
     D.     Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.”

B-1

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
REVOCABLE PROXY

UCBH HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS May 22, 2008 • 10:00 a.m. Pacific Time

      The undersigned hereby appoints Joseph J. Jou and Dr. Godwin Wong, the members of the proxy committee of the Board of Directors of UCBH Holdings, Inc. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 22, 2008 at 10:00 a.m. Pacific Time, at the Pacific Heritage Museum, 608 Commercial Street, San Francisco, California, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (i) in accordance with the recommendations of the Board for Proposals 1 and 3 (“FOR” all of the nominees for director to the Board, and “FOR” the ratification of the Company’s independent registered public accounting firm) and (ii) “AGAINST” Proposal 2. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSAL 3, AND MAKES NO RECOMMENDATION WITH REGARD TO PROPOSAL 2.	Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

1. Election of directors:
	FOR	AGAINST	ABSTAIN
01 Li-Lin Ko	☐	☐	☐
	FOR	AGAINST	ABSTAIN
02 Richard Li-Chung Wang	☐	☐	☐
	FOR	AGAINST	ABSTAIN
03 Dennis Wu	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To amend the Company’s Certificate of Incorporation to declassify the Board.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 21, 2008 relating to this meeting and of the 2007 Annual Report to Stockholders.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Dated

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

▲ FOLD AND DETACH HERE ▲
Important notice regarding the availability of proxy materials for the stockholder meeting to be held May 22, 2008: The Proxy Statement and the 2007 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ucbh